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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549


                                    FORM 8-K

                                 CURRENT REPORT


                      Pursuant to Section 13 or 15 (d) of
                      the Securities Exchange Act of 1934


               Date of Report (date of earliest event reported):
                                 June 28, 1996


                                 AIRGAS, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



   Delaware                     1-9344                     56-0732648
- ---------------         ------------------------        ----------------
(State or other         (Commission File Number)        (I.R.S. Employer
jurisdiction of                                          Identification
incorporation)                                           No.)



                         100 Matsonford Road, Suite 550
                                Radnor, PA  19087
                    ----------------------------------------
                    (Address of principal executive offices)



Registrant's telephone number, including area code: (610) 687-5253
                                                    --------------
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Item 2. Acquisition or Disposition of Assets.


On June 28, 1996, based on the terms of a joint venture agreement (the "Agreement") by and among Airgas, Inc. (the "Company"), National Welders Supply Company, Inc. ("NWS"), J.A. Turner, Jr., Judith Carpenter, J.A. Turner, III and Linerieux B. Turner (the "Turner Shareholders") and certain other parties, the Company acquired 45% of the voting capital stock of NWS for a payment in cash and notes totalling approximately $47.6 million. The purpose of the joint venture is to carry on the business of NWS, enhanced by its association with the Company and its financial, purchasing and national marketing strengths, and to pursue acquisition opportunities in the area currently served by NWS and such other activities as the NWS board of directors may determine. The remaining 55% of the capital stock of NWS continues to be held by the Turner Shareholders and certain other minority shareholders. The term of the Agreement is thirteen years.

In connection with the Agreement and pursuant to a plan of recapitalization, the Turner Shareholders exchanged their NWS common stock for approximately 3,038,000 shares of NWS cumulative Series A 5% Voting Preferred Stock, par value $.10 per share. The NWS preferred stock has a liquidation preference of $17.78 per share. Dividends on the NWS preferred stock are payable quarterly by NWS. During the three year period beginning on July 1, 2006, the Turner Shareholders have the right to cause NWS to either (1) redeem all of the NWS preferred stock for approximately $58.1 million in cash, (2) exchange all of the outstanding NWS preferred stock for approximately 2.38 million shares of Airgas common stock, or
(3) retain the NWS preferred stock. The NWS preferred stock provides for antidilution protection against Airgas common stock splits, stock dividends and certain issuances of additional securities by the Company.

As a result of the Company's investment, Airgas has become a party to a Right of First Refusal Agreement between the Turner Shareholders, National and Praxair, Inc. The Agreement requires the Turner Shareholders to retain no less than 50% of National's voting capital stock. The Turner Shareholders currently own approximately 51.1% of National's voting capital stock. The shares of NWS preferred stock and the common stock owned by Airgas will remain subject to the Right of First Refusal Agreement until its expiration in the year 2006.

Additional terms of the Agreement provide for the Company to elect three of the six members of the board of directors of NWS. Erroll Sult, a director of the Company, remains the President and a minority shareholder of NWS. The Agreement also provides for the Company to indemnify the NWS shareholders against certain costs and expenses which may arise as a result of the Agreement. Management is of the opinion that no amounts will be paid under the indemnification provisions. However, such payments, if any, are not expected to have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

The assets of NWS include cash and marketable securities (including 974,000 shares of the Company's common stock), accounts receivable, inventories, cylinders, transportation equipment, air separation plants and related equipment, land and buildings and certain other plant and equipment.

The Company's investment in NWS was financed using an interim $100 million credit facility with NationsBank of North Carolina, N.A. and other available sources.
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NWS is engaged in the manufacture, distribution and marketing of industrial gases and related welding equipment and supplies in the states of North Carolina, South Carolina, Virginia, Tennessee and Georgia. The Company and its joint venture partners intend to continue to operate NWS as an industrial gas and welding supply business.

The statements in this report relating to matters that are not historical are forward-looking statements that involve important factors that could cause actual results to differ materially from those anticipated. Cautionary statements identifying such important factors are described in reports, including the Form 8-K, dated May 7, 1996, filed by Airgas with the Securities and Exchange Commission.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits


(a)  Financial Statements

It is impracticable to provide the required financial statements of National Welders Supply, Inc. and Subsidiary for the years ended September 30, 1995 and September 24, 1994 and as of September 30, 1995 and September 24, 1994 and pro forma information at the time this report on Form 8-K is being filed. The Company will file such required financial statements and pro forma information as an amendment to this Form 8-K as soon as practicable, but no later than 60 days after this Form 8-K is required to be filed.

(c)  Exhibits

2. Joint Venture Agreement by and among Airgas, Inc., National Welders Supply Company, Inc., J.A. Turner, Jr., Judith Carpenter, J.A. Turner, III, and Linerieux B. Turner and Molo Limited Partnership, Turner
         (1996) Limited Partnership, Charitable Remainder Unitrust of James A. Turner, Jr. and Foundation for the Carolinas

2.1 Articles of Amendment of National Welders Supply Company, Inc. (Exhibit 2.4.2(B) to the Joint Venture Agreement)
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                                   Signatures



Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         AIRGAS, INC.
                         --------------------------
                         (Registrant)



                    BY:  /s/ Gordon L. Keen, Jr.
                         --------------------------
                         Gordon L. Keen, Jr.
                         Vice President-Corporate Development



DATED:     June 28, 1996